                                                                    EXHIBIT 10.2


================================================================================

                     AMENDED AND RESTATED CREDIT AGREEMENT



                                     Among



                            BAYOU STEEL CORPORATION






                           The Lenders Named Herein



                                      And



                           THE CHASE MANHATTAN BANK,



                            as Administrative Agent



                           Dated as of May 22, 1998



================================================================================

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I.  DEFINITIONS..................................................................      1
        SECTION 1.01.  Defined Terms.....................................................      1
        SECTION 1.02.  Terms Generally...................................................     24

ARTICLE II.  THE CREDITS.................................................................     25
        SECTION 2.01.  Commitments.......................................................     25
        SECTION 2.02.  Loans.............................................................     25
        SECTION 2.03.  Notice of Borrowings..............................................     27
        SECTION 2.04.  Notes; Repayment of Loans.........................................     27
        SECTION 2.05.  Fees..............................................................     27
        SECTION 2.06.  Interest on Loans.................................................     28
        SECTION 2.07.  Default Interest..................................................     28
        SECTION 2.08.  Alternate Rate of Interest........................................     29
        SECTION 2.09.  Termination, Reduction and Extension of Commitments...............     29
        SECTION 2.10.  Prepayment........................................................     31
        SECTION 2.11.  Reserve Requirements; Change in Circumstances.....................     31
        SECTION 2.12.  Change in Legality................................................     33
        SECTION 2.13.  Indemnity.........................................................     33
        SECTION 2.14.  Pro Rata Treatment................................................     34
        SECTION 2.15.  Sharing of Setoffs................................................     34
        SECTION 2.16.  Payments..........................................................     35
        SECTION 2.17.  Taxes.............................................................     35

ARTICLE III.  LETTERS OF CREDIT..........................................................     37
        SECTION 3.01.  Issuance of Letters of Credit; Lender Participants................     37
        SECTION 3.02.  Request for Issuance..............................................     39
        SECTION 3.03.  Payment; Reimbursement............................................     39
        SECTION 3.04.  Payments in Respect of Increased Costs............................     41
        SECTION 3.05.  Fees..............................................................     42

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES..............................................     43
        SECTION 4.01.  Organization; Powers..............................................     43
        SECTION 4.02.  Authorization.....................................................     43
        SECTION 4.03.  Enforceability....................................................     44
        SECTION 4.04.  Governmental Approvals............................................     44
        SECTION 4.05.  Financial Statements..............................................     44
        SECTION 4.06.  No Material Adverse Change........................................     44
        SECTION 4.07.  Title to Properties; Possession Under Leases......................     45
        SECTION 4.08.  Subsidiaries......................................................     45
        SECTION 4.09.  Litigation; Compliance with Laws..................................     45
        SECTION 4.10.  Agreements........................................................     46
        SECTION 4.11.  Federal Reserve Regulations.......................................     46

                                      (i)

        SECTION 4.12.  Investment Company Act; Public Utility Holding Company Act.........    46
        SECTION 4.13.  Use of Proceeds....................................................    46
        SECTION 4.14.  Tax Returns........................................................    46
        SECTION 4.15.  No Material Misstatements..........................................    46
        SECTION 4.16.  Employee Benefit Plans.............................................    47
        SECTION 4.17.  Environmental and Safety Matters...................................    47
        SECTION 4.18.  Security Agreement.................................................    48
        SECTION 4.19.  Solvency...........................................................    48
        SECTION 4.20.  Labor Matters......................................................    48
        SECTION 4.21.  Intellectual Property..............................................    48
        SECTION 4.22.  Year 2000 Compliance...............................................    48

ARTICLE V.  CONDITIONS OF LENDING.........................................................    49
        SECTION 5.01.  All Borrowings.....................................................    49
        SECTION 5.02.  First Borrowing....................................................    50

ARTICLE VI.  AFFIRMATIVE COVENANTS........................................................    52
        SECTION 6.01.  Existence; Businesses and Properties...............................    52
        SECTION 6.02.  Maintenance of Property; Insurance.................................    53
        SECTION 6.03.  Obligations and Taxes..............................................    53
        SECTION 6.04.  Financial Statements, Reports, etc.................................    53
        SECTION 6.05.  Litigation and Other Notices.......................................    55
        SECTION 6.06.  ERISA..............................................................    55
        SECTION 6.07.  Maintaining Records; Access to Properties and Inspections..........    56
        SECTION 6.08.  Use of Proceeds....................................................    56
        SECTION 6.09.  Environmental Matters..............................................    56
        SECTION 6.10.  Fiscal Year-End....................................................    57
        SECTION 6.11.  Further Assurances.................................................    57
        SECTION 6.12.  Landlord's Waiver and Consent......................................    57
        SECTION 6.13.  Additional Collateral..............................................    57
        SECTION 6.14.  Compliance with Year 2000..........................................    58
        SECTION 6.15.  Preferred Stock....................................................    58
        SECTION 6.16.  Collateral Examination.............................................    58
        SECTION 6.17.  Tennessee Collateral...............................................    59

ARTICLE VII.  NEGATIVE COVENANTS..........................................................    59
        SECTION 7.01.  Indebtedness.......................................................    59
        SECTION 7.02.  Liens..............................................................    60
        SECTION 7.03.  Sale and Lease-Back Transactions...................................    62
        SECTION 7.04.  Investments, Loans and Advances....................................    62
        SECTION 7.05.  Mergers, Consolidations and Sales of Assets........................    62
        SECTION 7.06.  Dividends and Distributions........................................    63
        SECTION 7.07.  Transactions with Affiliates.......................................    63
        SECTION 7.08.  Business of Borrower and Recourse Subsidiaries.....................    63
        SECTION 7.09.  Capital Expenditures...............................................    63

                                     (ii)

        SECTION 7.10.  Acquisition Expenditures............................................   64
        SECTION 7.11.  Optional Payments and Modifications of Senior Secured Notes.........   64
        SECTION 7.12.  Minimum Tangible Net Worth..........................................   64
        SECTION 7.13.  Debt to Capitalization..............................................   65
        SECTION 7.14.  Interest Expense Coverage Ratio.....................................   65

ARTICLE VIII.  EVENTS OF DEFAULT...........................................................   66

ARTICLE IX.  THE ADMINISTRATIVE AGENT......................................................   70

ARTICLE X.  MISCELLANEOUS..................................................................   73
        SECTION 10.01.  Notices............................................................   73
        SECTION 10.02.  Survival of Agreement..............................................   74
        SECTION 10.03.  Binding Effect.....................................................   74
        SECTION 10.04.  Successors and Assigns.............................................   74
        SECTION 10.05.  Expenses; Indemnity................................................   77
        SECTION 10.06.  Right of Setoff....................................................   78
        SECTION 10.07.  APPLICABLE LAW.....................................................   79
        SECTION 10.08.  Waivers; Amendment.................................................   79
        SECTION 10.09.  Interest Rate Limitation...........................................   80
        SECTION 10.10.  Entire Agreement...................................................   80
        SECTION 10.11.  Waiver of Jury Trial...............................................   80
        SECTION 10.12.  Severability.......................................................   80
        SECTION 10.13.  Counterparts.......................................................   80
        SECTION 10.14.  Headings...........................................................   81
        SECTION 10.15.  Jurisdiction; Consent to Service of Process........................   81
        SECTION 10.16.  Confidentiality....................................................   81

                                     (iii)

References

Schedule 2.01         Lenders and Commitments
Schedule 4.04         Government Approvals
Schedule 4.09         Litigation
Schedule 4.16         Employee Benefit Plans
Schedule 4.17(a)      Environmental Litigation
Schedule 4.17(b)      Environmental Liabilities
Schedule 5.01(d)      Form of Borrowing Base Certificate
Schedule 7.01         Indebtedness
Schedule 7.02         Liens
Schedule 7.09         Budgeted Capital Expenditures

Exhibit A             Form of Promissory Note
Exhibit B             Form of Security Agreement
Exhibit C             Form of Subsidiary Guarantee
Exhibit D             Form of Opinion
Exhibit E             Form of Landlord Waiver and Consent
Exhibit F             Assignment and Acceptance
Exhibit G             Form of Commitment Increase Supplement
Exhibit H             Form of New Lender Supplement

                                     (iv)

        AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 22, 1998, among BAYOU STEEL CORPORATION, a Delaware corporation (the "Borrower"), the several banks, financial institutions and other entities from time to time parties to this Agreement (the "Lenders") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

        WHEREAS, the Borrower, the Lenders (the "Original Lenders") party to this Agreement on June 1, 1995 and the Administrative Agent are parties to the Credit Agreement dated as of June 28, 1989, as amended and restated through June 1, 1995 and as in effect immediately prior to the effectiveness of this Agreement (the "Original Credit Agreement");

        WHEREAS, the parties to the Original Credit Agreement wish to amend and restate the Original Credit Agreement pursuant to this Agreement in order, inter alia, to extend the Maturity Date and amend certain covenants; and

        WHEREAS, the parties hereto have elected to amend and restate the Original Credit Agreement pursuant to this Agreement rather than amend the Original Credit Agreement or enter into a new credit agreement for their convenience and intend that all indebtedness, obligations and liens created under the Original Credit Agreement and the other Loan Documents be continued hereunder and thereunder and remain in full force and effect and not be discharged, paid, satisfied or cancelled;

        NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I.  DEFINITIONS

         SECTION 1.011. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

        "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

        "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

        "Account Debtor" shall mean any Person who is obligated to the Borrower under, with respect to or on account of an Account.

        "Accounts" shall mean any and all rights of the Borrower or Bayou (Tennessee) to payment for goods and services sold, leased or otherwise provided by the Borrower or Bayou (Tennessee), including any such right evidenced by chattel paper, whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, including, without limitation, accounts receivable from Affiliates or employees of the Borrower or Bayou (Tennessee).

        "Acquisition Expenditures" shall mean, for the Borrower in respect of any period, the aggregate of all expenditures by the Borrower during such period to acquire, by purchase or otherwise, either (a) the assets of any Person other than any Subsidiary which constitute substantially all of an operating unit or business of such Person or (b) all the capital stock of or other beneficial ownership interests in another Person other than any Subsidiary.

        "Add-On Public Debt" shall have the meaning assigned to such term in
Section 7.01(i).

        "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. For purposes hereof, the term "LIBO Rate" shall mean the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to Chase's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Affiliate" shall mean, with respect to a corporation, any person (including any member of the immediate family of any natural person) which directly or indirectly beneficially owns or controls 5% or more of the total voting power of shares of capital stock of such corporation having the right to vote for directors under ordinary circumstances, any person controlling, controlled by or under common control with any such corporation (within the meaning of Rule 405 under the Securities Act of 1933, as amended), and any director or executive officer of any such corporation.

        "Aggregate Amount" shall be as defined in Section 5.01(d).

        "Aggregate Outstanding Extensions of Credit" shall mean an amount equal to the sum of (a) the aggregate principal amount of all Loans then outstanding and (b) the aggregate amount of all Letter of Credit obligations then outstanding.

        "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. "Base CD Rate" shall mean the sum of (a) the product of
(i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Margin": for each Type of Loan at any time, the rate per annum set forth opposite the Leverage Ratio at such time under the relevant column heading below:

          Leverage Ratio             Eurodollar Loans    ABR Loans
----------------------------------   -----------------   ----------
Less than 3.0                                    1.50%        0.25%
------------------------------------------------------------------
3.0 and above but less than 4.0                  1.75%        0.50%
------------------------------------------------------------------
4.0 and above but less than 5.0                  2.00%        0.75%
------------------------------------------------------------------
Greater than or equal to 5.0                     2.25%        1.00%
------------------------------------------------------------------


The Applicable Margin for any date shall be determined by reference to the Leverage Ratio as of the last day of the fiscal quarter most recently ended, and any change in the Applicable Margin shall become effective upon the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower (which certificate may be delivered prior to delivery of the relevant financial statements) with respect to the financial statements to be delivered pursuant to Section 6.04 for the most recently ended fiscal quarter
(a) setting forth in reasonable detail the calculation of the Leverage Ratio at the end of such fiscal quarter and (b) stating that the signer has reviewed the terms of this Agreement and other Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the applicable fiscal quarter, and that the signer does not have knowledge of the existence as of the date of such officers' certificate of any Event of Default or Default and any such change in the Applicable Margin shall apply (i) in the case of the ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of the Eurodollar Loans, to Eurodollar Loans outstanding on such delivery date or made on and after such delivery date. It is understood that the foregoing certificate of a Responsible Officer shall be permitted to be delivered prior to, but in no event later than, the time of the actual delivery of the financial statements required to be delivered pursuant to Section 6.04. Notwithstanding the foregoing, (i) at all times from the Closing Date to the date on which the first certificate required under Section 6.04(d) is delivered, the Applicable Margin shall be (x) for Eurodollar Loans 1.75% and (y) for ABR Loans, 0.50% and (ii) if the Borrower fails to deliver the certificate required under Section 6.04(d) with respect to a fiscal quarter, then at all times from and including the date the delivery thereof is due until such certificate is delivered, the Leverage Ratio shall be deemed, solely for the purposes of this definition, to be greater than 5.0 to 1.0.

        "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent (in good faith, but in no event in excess of statutory or regulatory maximums) as the then current net annual assessment rate that will be employed in determining amounts payable by Chase to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

        "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit F or such other form as shall be approved by the Administrative Agent.

        "Bayou (Tennessee)" shall mean Bayou Steel Corporation (Tennessee), a Delaware corporation.

        "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

        "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

        "Borrowing Base" shall mean (x) the sum of 85% of the Eligible Accounts Receivable and 60% of the Eligible Inventory; provided, that the foregoing percentages shall be subject to one adjustment upon the approval of the Required Lenders after the completion of the collateral examination referred to in
Section 6.16.

        "Borrowing Base Certificate" shall mean a certificate in the form of
Schedule 5.01(d), duly completed and executed by a Financial Officer.

        "Budgeted Capital Expenditures" shall mean the Capital Expenditures set forth on Schedule 7.09 hereto.

        "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which lenders are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which lenders are not open for dealings in dollar deposits in the London interbank market.

        "Capital Expenditures" shall mean, for the Borrower and its Recourse Subsidiaries in respect of any period, the aggregate of all expenditures by the Borrower and its Recourse Subsidiaries during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the consolidated statement of cash flows of the Borrower, excluding therefrom any such expenditures constituting Acquisition Expenditures and any such expenditures for mill rolls previously classified as inventory.

        "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Capitalization" for any Person shall mean the sum of (i) such person's Funded Indebtedness plus (ii) such Person's Tangible Net Worth (less any deferred financing costs in connection with the issuance of the Add-On Pubic
Debt).

        A "Change in Control" shall be deemed to have occurred if the Owners shall cease to beneficially own securities of the Borrower representing in the aggregate at least 51% of the combined voting power of the Borrower's then outstanding securities. For purposes of this definition, a person shall be deemed to "beneficially own" a security if such person, directly or indirectly, has the power to vote, or to direct the voting of, such security.

        "Chase" shall mean The Chase Manhattan Bank.

        "Closing Date" shall mean the date on which the conditions precedent set forth in Section 5.02 shall be satisfied.

        "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "Collateral" shall mean all Collateral as defined in the Security Agreement.

        "Collateral Agent" shall mean the Administrative Agent, as collateral agent for the Lenders under the Security Agreement.

        "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth in Section 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

        "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

        "Commitment Fee Rate": the rate per annum set forth opposite the Leverage Ratio below:

                                     Commitment Fee Rate
                                     --------------------
Leverage Ratio
----------------------------------
Less than 3.0                                       0.25%
--------------------------------------------------------
3.0 and above but less than 4.0                     0.25%
--------------------------------------------------------
4.0 and above but less than 5.0                     0.25%
--------------------------------------------------------
Greater than or equal to 5.0                       0.375%
--------------------------------------------------------


The Commitment Fee Rate for any date shall be determined by reference to the Leverage Ratio as of the last day of the fiscal quarter most recently ended, and any change in the Commitment Fee Rate shall become effective upon the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower (which certificate may be delivered prior to delivery of the relevant financial statements) with respect to the financial statements to be delivered pursuant to Section 6.04 for the most recently ended fiscal quarter (a) setting forth in reasonable detail the calculation of the Leverage Ratio at the end of such fiscal quarter and (b) stating that the signer has reviewed the terms of this Agreement and other Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the applicable fiscal quarter, and that the signer does not have knowledge of the existence as of the date of such officers' certificate of any Event of Default or Default. It is understood that the foregoing certificate of a Responsible Officer shall be permitted to be delivered prior to, but in no event later than, the time of the actual delivery of the financial statements required to be delivered pursuant to
Section 6.04. Notwithstanding the foregoing, (i) at all times from the Closing Date to the date on which the first certificate required under Section 6.04(d) is delivered, the Commitment Fee Rate shall be 0.25% and (ii) if the Borrower fails to deliver the certificate required under Section 6.04(d) with respect to a fiscal quarter, then at all times from and including the date the delivery thereof is due until such certificate is delivered, the Leverage Ratio shall be deemed, solely for the purposes of this definition, to be greater than 5.0 to 1.0.

        "Commitment Increase Supplement" means a Commitment Increase Supplement, substantially in the form of Exhibit G, executed and delivered pursuant to
Section 2.09.

        "Commitment Percentage" shall mean, with respect to any Lender, the ratio (expressed as a percentage) of such Lender's Commitment to the Total Commitment.

        "Consolidated" shall mean, as to any Person, as applied to any financial or accounting term, such term determined on a consolidated basis for such Person and its recourse subsidiaries in accordance with GAAP (except as otherwise required herein). When used in connection with the Borrower, "Consolidated" shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis for the Borrower and its Recourse Subsidiaries in accordance with GAAP (except as otherwise required herein).

        "Consolidated EBITDA" shall mean, with respect to the Borrower and its Recourse Subsidiaries, computed on a Consolidated basis for any period, the sum of (i) Net Income for such period, (ii) Interest Expense for such period, (iii) Federal, state and local income and franchise taxes deducted from revenue in determining such Net Income, (iv) depreciation and amortization deducted from revenue in determining such Net Income and (v) non-cash charges associated with mill rolls to the extent deducted in computing Net Income.

        "Consolidated Fixed Charges" shall mean, with respect to the Borrower and its Recourse Subsidiaries, computed on a Consolidated basis for any period, the Interest Expense incurred in such period.

        "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

        "Determination Date" shall have the meaning assigned such term in
Section 6.04(c).

        "dollars" or "$" shall mean lawful money of the United States of America.

        "Due Date" shall mean the date on which payment is due with respect to an Account.

        "Eligible Accounts Receivable" shall mean Accounts of the Borrower and Bayou (Tennessee) payable in United States Dollars reduced by the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement. Unless otherwise approved in writing by the Administrative Agent, no Account shall be deemed to be an Eligible Account Receivable if and to the extent:

        (a) it arises out of a sale made by the Borrower or Bayou (Tennessee) to an Affiliate or an administrative charge to an Affiliate; or

        (b) the Account is unpaid more than 90 days after the original invoice date; provided, however, that Accounts may remain unpaid up to 180 days after the original invoice date if (i) such Accounts are supported and secured by an irrevocable letter of credit or other credit insurance, in a form or forms, and issued or confirmed by a financial institution, meeting criteria reasonably specified from time to time by the Administrative Agent after consultation with the Borrower (together with sufficient documentation to permit direct draws by the Administrative Agent) and (ii) such Accounts do not exceed in the aggregate 15% of all Eligible Accounts Receivable in the then current Borrowing Base; or

        (c) it is from an Account Debtor (or any Affiliate thereof) and 25% or more, in face amount, of all Accounts from such Account Debtor (or any Affiliate thereof) are ineligible pursuant to (b) above; or

        (d) the Account does not satisfy the Borrower's or Bayou (Tennessee)'s, as the case may be, credit and collection policies or has been or should have been charged off in conformity with such credit and collection policies; or

        (e) the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, unless the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

        (f) the Account, when aggregated with all other Accounts of the Account Debtor and its Affiliates, exceeds 15% or, in the event that the Account Debtor is Trinity Industries, Inc., 25%, in face value of all Eligible Accounts Receivable of the Borrower and Bayou (Tennessee), in the aggregate, then outstanding; provided, however, that Accounts which (i) have terms not exceeding 30 days and/or are payable within 30 days (or in the event that the Account Debtor is Trinity Industries, Inc., have terms not exceeding 60 days and/or are payable within 60 days) and (ii) are supported or secured by an irrevocable letter of credit or other credit insurance, in a form or forms, and issued or confirmed by a financial institution, meeting criteria reasonably specified from time to time by the Administrative Agent after consultation with the Borrower (together with sufficient documentation to permit direct draws by the Administrative Agent) shall be excluded to the extent of the face amount of such letter of credit or credit insurance for the purposes of such calculation; or

        (g) (i) the Account Debtor is also a creditor of the Borrower or Bayou (Tennessee), (ii) the Account Debtor has disputed its liability on, or the Account Debtor has made any claim or defense with respect to, such Account or any other Account due from such Account Debtor to the Borrower or Bayou (Tennessee), which has not been resolved or (iii) the Account otherwise is or may become subject to any right of setoff by the Account Debtor; provided, that any Account deemed ineligible pursuant to this clause (g) shall only be ineligible to the extent of the amount owed by the Borrower or Bayou (Tennessee) to the Account Debtor, the amount of such dispute, claim or defense, or the amount of such setoff, as applicable; provided, further, that routine adjustments to an

Account common in the industry in which the Borrower or Bayou (Tennessee) engages and common to the Borrower's or Bayou (Tennessee)'s business, such as for volume or quantity differences, will be deemed not to constitute a dispute, claim, defense to setoff; or

        (h) any bankruptcy, insolvency or similar event or proceeding has occurred or commenced and is continuing with respect to the Account Debtor, unless the payment of Accounts from such Account Debtor is secured in a manner satisfactory to the Administrative Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

        (i) the sale is to an Account Debtor outside the continental United States or Canada, unless the Account Debtor thereon has supplied the Borrower or Bayou (Tennessee) with an irrevocable letter of credit or other credit insurance, in a form or forms, and issued or confirmed by a financial institution, meeting criteria reasonably specified from time to time by the Administrative Agent after consultation with the Borrower (together with sufficient documentation to permit direct draws by, or payment to, the Administrative Agent, as the case may be); or

        (j) the sale to the Account Debtor is on a bill-and-hold (except where the Account represents a final sale or transfer of title to the Account Debtor pursuant to appropriate bill-and-hold acknowledgements, on terms and conditions reasonably approved by the Administrative Agent), guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return, provided, however, that no Account shall be excluded pursuant to this clause (j) solely as a result of the Borrower's or Bayou (Tennessee)'s customary quality warranties that it provides to its customers; or

        (k) the Account is the result of a charge-back or re-invoice of a disputed or defaulted Account; or

        (l) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower or Bayou (Tennessee), as the case may be, duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. (S) 3727 et seq.); or

        (m) the goods giving rise to such Account have not been shipped and delivered to the Account Debtor or the services giving rise to such Account have not been performed or the Account otherwise does not represent a final sale or transfer of title to the Account Debtor pursuant to appropriate bill and hold acknowledgements, on terms and conditions reasonably approved by the Administrative Agent; or

        (n) the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, in each case as amended; or

        (o) the Account is subject to any restrictions on the transfer, assignability or sale thereof, enforceable against the assignee, except as described in clause (l) above; or

        (p) the Collateral Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Loan Documents; or

        (q) it is an Account which may be set-off or charged against any adverse security deposit, progress payment or other similar advance or deposit made by or for the benefit of the applicable Account Debtor; provided that any Account deemed ineligible pursuant to this clause (q) shall only be ineligible to the extent of the applicable security deposit, progress payment or other advance or deposit.

        "Eligible Inventory" shall mean Inventory of the Borrower and Bayou (Tennessee) that consists of raw materials, billets and finished goods, valued at the lower of cost (prior to the LIFO reserve) or market on a basis consistent with the Borrower's or Bayou (Tennessee)'s current and historical accounting practice, less (i) any goods returned or rejected by the Borrower's or Bayou (Tennessee)'s customers for reasons relating to the quality of such goods and
(ii) any goods in transit to third parties. The valuation of Eligible Inventory shall also be reduced by the amount of transportation costs. Unless otherwise approved in writing by the Administrative Agent, no Inventory shall be deemed Eligible Inventory if:

        (a) the Inventory is not owned solely by the Borrower or Bayou (Tennessee) or is leased or on consignment or the Borrower or Bayou (Tennessee) does not have good, valid and marketable title thereto; or

        (b) the Inventory is not located at or is not in transit to property that is either owned or leased by the Borrower or Bayou (Tennessee); provided, however, that where such item of Inventory is located on a leasehold, such Inventory shall not be deemed Eligible Inventory unless (i) the applicable lessor has been notified of the Lien granted under the Security Agreement and has entered into a written agreement, satisfactory in form and substance to the Collateral Agent, acknowledging that such item of Inventory is subject to the Lien granted under the Security Agreement and waiving and releasing any applicable Lien held by it with respect to such item of Inventory at any time upon the occurrence or during the continuance of a Default or Event of Default and such other rights as may be reasonably required by the Collateral Agent or (ii) the Collateral Agent shall have received (A) an opinion, in form and substance acceptable to and from local counsel approved by the Collateral Agent, and addressed to the Administrative Agent, the Issuing Bank, the Lenders and the Collateral Agent, to the effect that there is no law in the jurisdiction where such Inventory is located that would allow Inventory located on such leasehold to be subjected to any Lien in favor of the applicable lessor and (B) a certificate of a Responsible Officer or the General Counsel of the Borrower or Bayou (Tennessee) certifying that there is no term or condition of any agreement or other document governing the relationship between the Borrower or Bayou (Tennessee), as the case may be, and the applicable lessor that provides for any such Lien; provided further that Inventory shall not be excluded which is consigned by the Borrower or Bayou (Tennessee) pursuant to agreements which, among other things, (i) provide for such Inventory to be segregated and clearly identified as the property of the Borrower or Bayou (Tennessee), as the case may be, (ii) grant to the Borrower or Bayou (Tennessee) a first priority Lien on and security interest in such consigned Inventory (and as to which Uniform Commercial Code financing statements have been filed in the appropriate locations by the Borrower or Bayou (Tennessee), as the case may be) and (iii) permit the Borrower or Bayou (Tennessee) reasonable access to the premises on which such Inventory is located for the purpose of inspecting such Inventory, such agreements and copies of such financing statements to be provided to the Administrative Agent; or

        (c) the Inventory is not subject to a perfected first priority Lien in favor of the Collateral Agent except, with respect to Eligible Inventory in transit to sites described in clause (b) above, for liens for transportation and processing charges; or

        (d)  the Inventory is not located in the United States of America; or

        (e) the Inventory is more than 24 months old or is otherwise aged according to the Borrower's or Bayou (Tennessee)'s, as the case may be, accounting policies (other than Inventory that is raw materials or semi-finished Inventory that, in accordance with such accounting policies, is not aged) or the Inventory does not otherwise conform to the representations and warranties contained in the Loan Documents; provided, however, that (i) the Borrower and Bayou (Tennessee) shall not be required to test the Inventory for aging in accordance with such accounting policies more often than once in any period of 12 consecutive months and (ii) if the results of such test reveal that less than 2.5% of the Borrower's and Bayou (Tennessee)'s Inventory is so aged, then all of such Inventory shall, subject to the other provisions of this definition, be deemed Eligible Inventory; or

        (f) the Inventory is classified under the heading "miscellaneous" in accordance with the accounting policies of the Borrower or Bayou (Tennessee).

        "Environmental Laws" shall have the meaning assigned to such term in
Section 4.17.

        "Environmental Permits" shall mean any and all permits, licenses, registrations, approvals, notifications, exemptions and other authorizations required under any Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

        "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

        "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

        "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

        "Event of Default" shall have the meaning assigned to such term in
Article VIII.

        "Fees" shall mean the Letter of Credit Fees as defined in Section 3.05, and the Commitment Fees as defined in Section 2.05.

        "Financial Officer" of the Borrower or any Subsidiary shall mean the chairman, chief executive officer, president, vice-president, the chief financial officer, principal accounting manager, treasurer or controller.

        "First Mortgage Financing" means Indebtedness in an aggregate principal amount equal to $75,000,000 incurred by the Borrower under the First Mortgage Indenture.

        "First Mortgage Indenture" means (i) the Indenture, dated April 2, 1994, between the Borrower and First National Bank of Commerce, as trustee thereunder, relating to the First Mortgage Financing, (ii) the Notes issued pursuant thereto and (iii) any mortgage, security agreement, guarantee or other document securing or guaranteeing the First Mortgage Financing, as such may hereafter be modified, renewed, substituted, replaced or reissued.

        "Funded Indebtedness" shall mean, as to any Person, the Indebtedness of such Person other than Guarantees and Letters of Credit which by its terms or by the terms of any instrument or agreement relating thereto matures one year or more from the date of the initial creation thereof; provided that Funded Indebtedness shall include any Indebtedness which does not otherwise come within the foregoing definition but which is directly or indirectly renewable or extendible at the option of such Person to a date of one year or more (including an option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from the date of the initial creation of such Indebtedness or which may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or any such agreement; provided, further, Funded Indebtedness shall include the then current maturities thereof.

        "GAAP" shall mean generally accepted accounting principles.

        "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

        "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital, available cash or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

        "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (except current accounts payable arising in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

        "Interest Expense" shall mean, with respect to any Person and its recourse subsidiaries, computed on a Consolidated basis for any period, the sum (net of all Interest Income) of (a) gross interest expense for such period determined in accordance with GAAP consistently applied, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) Consolidated capitalized interest of such Person and its recourse subsidiaries.

        "Interest Income" of any Person shall mean all amounts that would be included under interest income on a consolidated income statement of such Person determined in accordance with GAAP, less accreted amounts attributable to original issue discount securities prior to the receipt thereof and other non-cash interest payments or accruals.

        "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different type.

        "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 or repaid or prepaid in accor dance with Section
2.11 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

        "Inventory" shall mean all merchandise intended for sale by the Borrower or Bayou (Tennessee), or consumed in the Borrower's or Bayou (Tennessee)'s business, together with all raw materials, including, without limitation, scrap, billets, shapes, additives, alloys, fluxes, electrodes and refractories, whether now owned or hereafter acquired or arising, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to, repossessed or stopped in transit by or on behalf of the Borrower or Bayou (Tennessee); provided, however, that Inventory shall not include (i) all bearings, rolls, guides and stores that relate to machinery and equipment,
(ii) all licenses, franchises, permits, patents, patent rights, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals and operating standards relating to or used in the operation of the Borrower's or Bayou (Tennessee's) business and all trade secret rights, rights in works of authorship and contract rights relating to computer software programs in whatever form created or maintained, (iii) all proceeds of the properties, rights and interests referred to in clauses (i) and (ii) above and (iv) any other properties, rights or interests granted to First National Bank of Commerce, as trustee, pursuant to the Senior Secured Note Indenture, and thereafter assumed by the Borrower or Bayou (Tennessee).

        "Investment" in any person shall mean any loan or advance to, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution to, or other investment in such person provided that "Investments" shall exclude Acquisition Expenditures.

        "Issuing Bank" shall mean Chase, in its capacity as the issuer of any Letter of Credit.

        "Issuing Bank Payment Amount" shall mean, with respect to a Letter of Credit Disbursement, an amount equal to the amount of such Letter of Credit Disbursement less the amount of any payment from the Borrower in partial satisfaction of the reimbursement obligation of the Borrower with respect to such Letter of Credit Disbursement received by the Issuing Bank by 12:00 Noon New York time, on the date of such Letter of Credit Disbursement pursuant to
Section 3.03.

        "Letters of Credit" shall mean the letters of credit issued by the Issuing Bank pursuant to Article III, including any Scheduled Letters of Credit deemed to have been issued hereunder pursuant to Section 3.01(b).

        "Letter of Credit Disbursement" shall mean a disbursement by the Issuing Bank to the beneficiary of a Letter of Credit in connection with a drawing thereunder.

        "Letter of Credit Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of Letters of Credit issued for the account of the Borrower and outstanding and (b) the aggregate amount of all drawings under Letters of Credit for which the Lenders shall not have been reimbursed as provided in Section 3.03.

        "Leverage Ratio" shall mean, at any date, the ratio of Consolidated Indebtedness of the Borrower and its Subsidiaries as of the last day of the fiscal quarter most recently ended prior to such date to Consolidated EBITDA for the four consecutive fiscal quarters ended as of such date.

        "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Loan shall be a Eurodollar Loan or an ABR Loan.

        "Loan Documents" shall mean this Agreement, the Security Agreement, the Subsidiary Guarantee and the Notes.

        "Loan Parties" shall mean the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

        "Margin Stock" shall have the meaning given such term under Regulation
U.

        "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations or financial condition of the Borrower and its Recourse Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.

        "Maturity Date" shall mean the fifth anniversary of the Closing Date (or if such day is not a Business Day, the immediately preceding Business Day).

        "Meyers" means Howard M. Meyers, an individual with a business address on the Closing Date at 2777 Stemmons Freeway, Suite 1800, Dallas, Texas 75207.

        "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) is making or accruing any obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        "Net Income" shall mean, with respect to any Person and its recourse subsidiaries for any period, (a) net revenues and other proper income for such period minus to the extent not counted in calculating net revenue (b) the aggregate for such period of, without duplication, (i) cost of goods sold, (ii) Interest Expense, (iii) operating expenses, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation and amortization, (vii) any other items that are treated as expenses under GAAP, but excluding from the definition of Net Income any non-cash extraordinary, unusual or nonrecurring gains or losses (including the effect of the adoption of Financial Accounting Standards No. 106 and 109) and any non-cash gains or losses in connection with any sales of assets and (viii) in the case of the Borrower, payments made with respect to any premium upon the prepayment of Indebtedness outstanding under the Senior Secured Note Indenture, all computed on a Consolidated basis in accordance with GAAP consistently applied; provided, that there shall be included in Net Income, to the extent deducted in accordance with paragraph (b) above, the amount of any premium paid upon the prepayment of the Indebtedness outstanding under the First Mortgage Indenture or the Term Loan Agreement or the redemption of the Preferred Stock, up to a maximum aggregate premium of $8,500,000; provided, further, that there shall be excluded from Net Income amounts arising from the adoption or change in accounting policies of such Person in accordance with GAAP or voluntarily upon the advice of such Person's independent auditors that so qualify under Regulation S-X of the Securities Act of 1933, as amended.

        "New Lender Supplement" means a New Lender Supplement, substantially in the form of Exhibit H, executed and delivered pursuant to Section 2.09.

        "non-recourse Indebtedness" means Indebtedness of a non-recourse subsidiary of a Person or any of its subsidiaries where (a) neither such Person nor any subsidiary of such Person (other than such non-recourse subsidiary):
(i) provides any Guarantee or credit support for such Indebtedness (including any undertaking, guaranty, indemnity, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable for such Indebtedness, (b) the holders of such Indebtedness expressly waive any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to such Person and any subsidiary of such Person (other than such non-recourse subsidiary) and (c) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such non-recourse subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of such Person or any subsidiary of such Person (other than such non-recourse subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Non-Recourse Indebtedness" means Indebtedness of a Non-Recourse Subsidiary of the Borrower or any of its Subsidiaries where (a) neither the Borrower nor any Subsidiary (other than such Non-Recourse Subsidiary): (i) provides any Guarantee or credit support for such Indebtedness (including any undertaking, guaranty, indemnity, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable for such Indebtedness,
(b) the holders of such Indebtedness expressly waive any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to the Borrower and any Subsidiary (other than such Non-Recourse Subsidiary) and (c) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Subsidiary of such Person (other than such Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "non-recourse subsidiary" of any Person means a special purpose subsidiary of such Person or any of its subsidiaries formed to acquire securities or assets of a third party and which (i) has no Indebtedness other than Non-Recourse Indebtedness and (ii) does not, directly or indirectly, own any Indebtedness, stock or securities of, and has no Investment in, such Person or any recourse subsidiary of such Person.

        "Non-Recourse Subsidiary" shall mean any non-recourse subsidiary of the Borrower or any of its Subsidiaries.

        "Note" shall mean a promissory note of the Borrower, substantially in the form of Exhibit A, evidencing Loans.

        "Owners" means any or all of (i) Meyers, (ii) any son, daughter, stepson, stepdaughter or spouse of Meyers, (iii) any lineal descendant of an individual referred to in clause (i) or clause (ii), and (iv) any trust in which one or more of the persons referred to in clause (i), (ii) or (iii) are principal beneficiaries.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

        "Permitted Investments" shall mean:

        (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 365 days from the date of acquisition thereof;



        (b) Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-1 or better from Standard & Poor's Ratings Group or P-1 or better from Moody's Investors Service, Inc. or any successor to either of such rating services;

        (c) Investments in certificates of deposit, banker's acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial lender organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

        (d) Investments pursuant to repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America or pursuant to repurchase agreements with nationally recognized securities dealers having total capital funds in excess of $200,000,000;

        (e) other Investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000;

        (f) loans or advances to employees in an aggregate amount not to exceed $100,000;

        (g) loans to, or Investments in, any Person, other than Non-Recourse Subsidiaries, not to exceed at any time outstanding an aggregate amount equal to $250,000 with respect to loans to, and Investments in, all such Persons (the value of any such loans and Investments to be the original amount of the loan or Investment less the amount repaid or otherwise returned in cash); and

        (h) Cash equity investments of the Borrower in Non-Recourse Subsidiaries of the Borrower provided that (i) at the time any such Investment is made, there shall be (x) no Loans outstanding and (y) no Letter of Credit

     Exposure in excess of $2,000,000, (ii) such Investments shall be made solely with Unencumbered Cash of the Borrower, (iii) after giving effect to such Investments, Unencumbered Cash owned and held by or for the benefit of the Borrower shall be not less than $2,500,000 and (iv) such Investments shall not exceed $15,000,000 in the aggregate at any time.

          "Person" or "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

          "Preferred Stock" shall mean the fixed-rate preferred stock of the Borrower having an aggregate liquidation value of $15,000,000.

          "Preferred Stock Documents" shall mean (i) the Preferred Stock and Warrant Purchase Agreement and (ii) the Shareholder Agreement.

          "Preferred Stock and Warrant Purchase Agreement" shall mean the Preferred Stock and Warrant Purchase Agreement, made as of June 13, 1995, by and between the Borrower and Rice.

          "recourse subsidiary" of a Person means any subsidiary of such Person that is not a non-recourse subsidiary of such Person.

          "Recourse Subsidiary" shall mean any recourse subsidiary of the Borrower.

          "Register" shall have the meaning given such term in Section 10.04(d).

          "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Reportable Event" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan

(other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

          "Required Lenders" shall mean, at any time, Lenders holding Loans representing at least 60% of the aggregate principal amount of the aggregate Loans outstanding or, if no Loans are outstanding, Lenders having Commitments representing at least 60% of the aggregate Commitments.

          "Responsible Officer" of the Borrower or any Subsidiary shall mean any executive officer or Financial Officer of such corporation and any other officer or similar representative thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

          "Rice" shall mean Rice Partners II, L.P., a Delaware limited partnership.

          "River Road Realty" shall mean River Road Realty Corporation, a Louisiana corporation and a subsidiary of the Borrower.

          "Scheduled Letters of Credit" shall mean the letters of credit, if any, issued under the Original Credit Agreement that are outstanding on the Closing Date.

          "Security Agreement" shall mean the Amended and Restated Security Agreement, dated as of May 22, 1998, between the Borrower, Bayou (Tennessee) and the Collateral Agent, on behalf of the Lenders, in substantially the form of Exhibit B hereto.

          "Security Documents" shall mean the Security Agreement and the Subsidiary Guarantee.

          "Senior Secured Note Indenture" means the Indenture entered into by the Borrower in connection with the issuance of the Senior Secured Notes, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.11.

          "Senior Secured Notes" means the Senior Secured Notes of the Borrower due 2008 issued on the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.11.

          "Shareholder Agreement" shall mean the Shareholder Agreement, made as of June 13, 1995, by and between the Borrower, Howard M. Meyers, Bayou Steel Properties Limited, a Delaware corporation, and Rice.

          "Solvent" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such

Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Change of Control" means a "Change of Control" as defined in the Senior Secured Note Indenture.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which Chase is subject (a) with respect to the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" shall mean any subsidiary of the Borrower.

          "Subsidiary Guarantee" shall mean the Subsidiary Guarantee, dated as of May 22, 1998, by the Subsidiaries party thereto in favor of the Collateral Agent, for the ratable benefit of the Lenders, in substantially the form of Exhibit C.

          "Tangible Net Worth" shall mean, with respect to any person at any time, (i) the sum of such person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account principles which, in accordance with GAAP, constitutes stockholders' equity, less (ii) to the extent not already excluded from item (i) above, treasury stock and any minority interest in Subsidiaries, less (iii) the amount of all assets reflected as goodwill, patents, research and development and all other assets required to be classified as intangibles in accordance with GAAP and less (iv) the amount of any write up in the value of any asset above the cost or depreciated cost thereof to such person.

          "Term Loan Agreement" shall mean the Term Loan Agreement, dated as of June 1, 1995, among Bayou (Tennessee), the lenders party thereto and the agent party thereto, as the same may be amended, modified or otherwise supplemented for time to time.

          "Total Commitment" shall mean the sum of the Lenders' Commitments, as the same may be reduced from time to time pursuant to Section 2.09.

          "Transactions" shall mean the collective reference to (a) the execution, delivery and performance by each Loan Party of each of the Loan Documents and the borrowings hereunder, (b) the repayment of all loans and other amounts outstanding under the Original Credit Agreement, (c) the repayment of all loans and other amounts outstanding under the Term Loan Agreement and the termination of the Term Loan Agreement and the release of all collateral security provided in respect of the Term Loan Agreement, (d) the repayment of all notes and other amounts outstanding under the First Mortgage Indenture and the termination of the First Mortgage Indenture and the release of all collateral security provided in respect of the First Mortgage Indenture and (e) the redemption of the Preferred Stock and the termination of the Preferred Stock Documents and all obligations of the Borrower and its Subsidiaries with respect to the Preferred Stock Documents and (f) the issuance of the Senior Secured Notes pursuant to the Senior Secured Note Indenture.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such

Borrowing is determined. For purposes hereof, "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

          "Unencumbered Cash" shall mean cash owned and held by or on behalf of the Borrower which is not subject to the Lien of another Person, it being agreed that any such cash subject to any depositary bank set-off rights or any depositary agreements with such bank shall be deemed "unencumbered" for purposes of this Agreement.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.012. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII or any related definition to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

          (b) For purposes of the calculation of the Borrowing Base, the determination of compliance with this Agreement and the other Loan Documents, including the financial covenants contained herein, the interpretation of the defined terms used in such financial covenants and the preparation of the financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to this Agreement, Inventory of the Borrower and its Subsidiaries shall be valued on a FIFO basis, computed and consolidated in accordance with GAAP, as consistently applied.

ARTICLE II.  THE CREDITS

          SECTION 1.021. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed, when added to such Lender's pro rata percentage, based upon its Commitment, of the Letter of Credit Exposure at such time, the lesser of (a) the Commitment set forth opposite its name in Schedule 2.01 hereto, as the same may be reduced from time to time pursuant to Section 2.09 and (b) such Lender's pro rata percentage, based upon its Commitment, of the Borrowing Base in effect at such time.

          Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Loans on or after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

          SECTION 1.022. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commit ments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is (a) if an ABR Loan, an integral multiple of $100,000 and not less than $200,000 and (b) if a Eurodollar Loan, an integral multiple of $250,000 and not less than $500,000 (or an aggregate principal amount equal to the remaining balance of the Commitments); provided, however, that unless otherwise agreed in writing by all the Lenders, the Eurodollar Loans made on any date must be in a minimum aggregate principal amount of $500,000.

          (b) Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

          (c) Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.14, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 2:00 P.M., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (e) The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section
2.04 or 2.10, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to paragraph (c) above.

          SECTION 1.023. Notice of Borrowings. The Borrower shall give the Administrative Agent written or by telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify
(i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing;
(ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. In order that each Lender may make a Loan pursuant to the terms set forth in Section 2.02(c), the Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section
2.03 and of each Lender's portion of the requested Borrowing.

          SECTION 1.024. Notes; Repayment of Loans. The Loans made by each Lender shall at the Lender's request be evidenced by a Note, duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a principal amount equal to such Lender's Commitment. The outstanding principal balance of each Loan, as evidenced by such a Note, shall be payable on the last day of the Interest Period applicable to such Loan and on the Maturity Date. Each Note shall bear interest from the date of the first borrowing hereunder on the outstanding principal balance thereof as set forth in Section 2.06. Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

          SECTION 1.025. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of March, June, September and December in each year, and on the date on which the Commitment (including amounts available for Letters of Credit) of such Lender shall be terminated as provided herein, a commitment fee (a "Commitment Fee") at a rate per annum equal to the Commitment Fee Rate on the average daily unused amount of the Commitment (including unused available amounts for Letters of Credit) of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Commitment of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 days. The Commitment Fee due to each Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of such Lender shall be terminated as provided herein.

          (b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

          SECTION 1.026.  Interest on Loans.  (a)  Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, during any period in which the Alternate Base Rate is based on the Prime Rate and (ii) 360 days during any period in which the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 1.027. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, during any period in which the Alternate Base Rate is based on the Prime Rate and (ii) 360 days, during any period in which the Alternate base rate is based on the Base CD rate or the Federal Funds Effective Rate) equal to the rate at the time applicable to ABR Borrowings plus 2%.

          SECTION 1.028. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 1.029.  Termination, Reduction and Extension of Commitments.
          (a) The Commitments shall be automatically terminated on the Maturity Date.

          (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $500,000 and in a minimum principal amount of $1,000,000; provided, further, that any prepayment pursuant to this Section 2.09 shall be applied first to prepay the Loans then outstanding and then to cash collateralize any Letter of Credit Exposure on terms reasonably satisfactory to the Administrative Agent.

          (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced and accrued through the date of such termination or reduction.

          (d) The Borrower may on any day not earlier than the day which is sixty Business Days prior to each anniversary of the Closing Date nor later than the day which is thirty Business Days prior to each anniversary of the Closing Date request by notice to the Administrative Agent that the Maturity Date be extended for an additional one-year period effective from the original Maturity Date. Subject to paragraph (e) of this Section, the Maturity Date shall be so extended provided that (i) no Default or Event of Default shall have occurred and be continuing at such time, (ii) the Borrower shall have received the prior written consent of all of the Lenders for such extension and (iii) after giving effect to any such extension, the Maturity Date shall not extend beyond the date which is six months prior to the scheduled maturity of the Senior Secured Notes. The Maturity Date may be so extended up to four times.

          (e) If any Lender (the "Non-Consenting Lender") does not consent to the request by the Borrower that the Maturity Date be extended pursuant to paragraph (d) above, then the outstanding principal of the Loans of the Non-Consenting Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder shall be payable to it on the original Maturity Date and the Non-Consenting Lender shall cease to be a Lender under this Agreement as of the original Maturity Date. The Borrower may, at its election, (i) offer one or more of the Lenders the opportunity to assume all or a portion of the Commitments of the Non-Consenting Lenders pursuant to paragraph (g) below and/or
(ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to assume all or a portion of the Commitments of the Non-Consenting Lenders pursuant to paragraph (f) below, in each case effective on the original Maturity Date.

          (f) Any additional bank, financial institution or other entity which the Borrower selects to offer the right to assume a portion of the Commitments of the Non-Consenting Lenders and which elects to become a party to this Agreement and obtain a Commitment in an amount so offered and accepted by it pursuant to Section 2.09(e)(ii) shall execute a New Lender Supplement with the Borrower and the Administrative Agent, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 2.01 shall be deemed to be amended to add the name and Commitment of such new Lender.

          (g) Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to Section 2.09(e)(i) shall, in each case, execute a Commitment Increase Supplement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.01 shall be deemed to be amended to so increase the Commitment of such Lender.

          (h) No Lender shall have any obligation to increase its Commitment pursuant to this Section 2.09 unless it agrees to do so in its sole discretion.

          SECTION 2.10. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written (including by telecopy) notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent, which notice, in the case of a prepayment of a

Eurodollar Loan, shall be received by the Administrative Agent one Business Day prior to such prepayment; provided, however, that each partial prepayment shall be in an amount which is, if (a) an ABR Loan, an integral multiple of $100,000 and not less than $200,000 and (b) if a Eurodollar Loan, an integral multiple of $250,000 and not less than $1,000,000.

          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Loans outstanding will not exceed the aggregate Commitments after giving effect to such termination or reduction.

          (c) Not later than the Business Day next succeeding any date on which the sum of the aggregate principal amount of the outstanding Borrowings and the aggregate Letter of Credit Exposure exceeds the then current Borrowing Base, the Borrower shall prepay the Borrowings in such amount as shall be necessary so that after giving effect to such prepayment there shall be no such excess.

          (d) Each notice of prepayment shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid, and the Borrowing to be repaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.10 shall be subject to Section 2.13 but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Any prepayment pursuant to this Section 2.10 shall be applied first to prepay the Loans then outstanding and then to cash collateralize any Letter of Credit Exposure (such cash to be held in an interest-bearing account) on terms reasonably satisfactory to the Administrative Agent.

          SECTION 2.11. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after November 23, 1993 any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. The Administrative Agent and each Lender agree to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

          (b) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. The Administrative Agent and each Lender agree to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability to the Transactions.

          (c) A certificate of each Lender setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

          (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand such compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

          SECTION 2.12. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

          SECTION 2.13. Indemnity. The Borrower shall indemnify each Lender against any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (based on the Adjusted LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts, supported by calculations in reasonable detail, which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

          SECTION 2.14. Pro Rata Treatment. Except as required under Section 2.12, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

          SECTION 2.15. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participation in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event referred to above was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

          SECTION 2.16. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00
(noon), New York City time, on the date when due in dollars to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds. Payments received by the Administrative Agent after such time on such date shall be deemed to have been received on the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rates).

          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts provided for in this Agreement) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.17. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Administrative Agent's or any Lender's income and franchise taxes imposed on the Administrative Agent or any Lender by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

          (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days after the date any Lender or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender or the Administrative Agent has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund to the Borrower without interest; provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 2.01, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

          (f) Each Lender which is organized outside the United States shall promptly notify the Borrower of any change in its funding office and upon written request of the Borrower shall, prior to the immediately following due date of any payment by the Borrower hereunder, deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and 1001 and any other certificate or statement or exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender or assignee organized under the laws of a jurisdiction outside the United States.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

ARTICLE III.  LETTERS OF CREDIT

          SECTION 1.031.  Issuance of Letters of Credit; Lender Participants.
(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Issuing Bank agrees to issue and deliver to the Borrower, at any time and from time to time, Letters of Credit in an aggregate undrawn amount at any time outstanding not to exceed the lesser of $10,000,000 and the amount by which the lower of the Total Commitment and the then current Borrowing Base exceeds the sum of (i) the aggregate principal amount of all outstanding Loans and (ii) the Letter of Credit Exposure. Each Letter of Credit shall be in a form mutually agreed upon by the Borrower and the Issuing Bank, shall permit drawings upon the presentation of one or more sight drafts (provided that no draft shall be payable prior to the second Business Day following the date on which the Administrative Agent notifies the Lenders and the applicable Borrower of the presentment thereof pursuant to Section 3.03) and such other documents as shall be specified by such Borrower in the applicable notice delivered pursuant to Section 3.02 and shall expire on a date not later than the date one year from the date of issuance of such Letter of Credit less one day (provided, that any such Letter of Credit may provide for automatic annual renewals of one year unless a notice of non-renewal is given to the beneficiary thereof); provided, however, that the Borrower shall not be entitled to request the issuance of a Letter of Credit hereunder if after such issuance (x) such Letter of Credit would expire after five Business Days prior to the Maturity Date, (y) an aggregate of more than fifteen Letters of Credit would be outstanding at any one time or (z) the sum of (i) the aggregate amount of all Loans to the Borrower, and (ii) the Letter of Credit Exposure would exceed the lesser of the Total Commitments and the Borrowing Base.

          (b) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or any of the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender and each Lender hereby agrees to acquire from the Issuing Bank a participation in such Letter of Credit, effective upon the issuance thereof, equal to such Lender's Commitment Percentage of the amount of such Letter of Credit. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank, as and when required by Section 3.03, such Lender's Commitment Percentage of each Letter of Credit Disbursement. Each Lender acknowledges and agrees that its obligation to acquire a participation pursuant to this Section
3.01 in respect of each Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation the occurrence and continuance of an Event of Default or any event which with notice or lapse of time, or both, would constitute an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. This agreement to grant and acquire a participation is an agreement between the Issuing Bank and the Lenders, and neither the Borrower nor any beneficiary of a Letter of Credit shall be entitled to rely thereon. The Borrower agrees that each Lender purchasing a participation from an Issuing Bank pursuant to this Section 3.01 may exercise all its rights to payment against the Borrower, including the right of setoff, with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          The Issuing Bank agrees with each Lender that it shall transfer to such Lender without any offset, abatement, withholding or reduction whatsoever, such Lender's propor tionate share of any payment of a reimbursement obligation of the Borrower with respect to a Letter of Credit Disbursement including, subject to the proviso below, interest payments made to the Issuing Bank pursuant to Section 2.07 or Section 3.03 based upon the proportion that the payment made by such Lender pursuant to Section 3.03 bears to the Issuing Bank Payment Amount with respect to such Letter of Credit Disbursement; provided that each Lender shall receive interest (as set forth in Section 2.07 and Section 3.03, as applicable) on its participation in a Letter of Credit

Disbursement from the date on which the amount paid by such Lender pursuant to
Section 3.03 is received by the Issuing Bank and not from the date on which the Issuing Bank makes such Letter of Credit Disbursement, unless such dates are the same.

          On the Closing Date, all Scheduled Letters of Credit that satisfy the requirements of Section 3.01(a) shall be deemed to have been issued hereunder on such date for all purposes hereof, notwithstanding the requirements of the following Sections of this Article III; provided, however, that the Borrower and the Issuing Bank shall prepare a schedule of all such Scheduled Letters of Credit and deliver such schedule to the Administrative Agent and other Lenders promptly following the Closing Date.

          SECTION 1.032. Request for Issuance. The Borrower shall give the Issuing Bank written or telex (or telephonic, promptly confirmed in writing) notice not later than 12:00 noon, New York City time, two Business Days before any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (a) the date on which such Letter of Credit is to be issued (which shall be a Business Day) and the principal amount thereof,
(b) the name and address of the beneficiary, (c) whether such Letter of Credit shall permit a single drawing or multiple drawings, (d) the form of the draft and any other documents required to be presented at the time of any drawing (including the exact wording of such documents or copies thereof) and (e) the expiration date of such Letter of Credit. The Administrative Agent shall promptly notify each Lender of any notice given by the Borrower pursuant to this
Section 3.02 and of each Lender's portion of the requested Letter of Credit.

          SECTION 1.033.  Payment; Reimbursement.   The Issuing Bank shall
review each draft and any accompanying documents presented under a Letter of Credit and shall notify each Lender of any such presentment. Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give telephonic or telecopy notice to the Borrower of the receipt and amount of such draft and the date on which payment thereon will be made, and the Lenders shall, by 12:00 noon, New York City time on the date such payment is to be made, pay the amounts required to the Issuing Bank in New York, New York in immediately available funds, and the Issuing Bank, not later than 3:00 p.m., New York City time on such day, shall make the appropriate payment to the beneficiary. If the Lenders shall pay any draft presented under a Letter of Credit, then the Issuing Bank, on behalf of the Lenders, shall charge the general deposit account of the Borrower with the Issuing Bank for the amount thereof, together with the Issuing Bank's customary overdraft fee in the event the funds available in such account shall not be sufficient to reimburse the Lenders for such payment and such Borrower shall not otherwise have discharged such reimbursement obligation by 10:00 a.m., New York City time, on the date of such payment. The amount of any drawing under a Letter of Credit for which the Lenders shall not have been reimbursed as provided in the preceding sentence shall be paid by the Borrower to the Issuing Bank, for the account of the Lenders, no later than 12:00 noon on the date of such drawing. If the Lenders have not been reimbursed with respect to such drawing as provided above, such Borrower shall pay to the Issuing Bank, for the account of the Lenders, the amount of the drawing together with interest on such amount at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the interest rate at the time applicable to ABR Borrowings plus 2%. The obligations of the Borrower under this Section 3.03 shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:

          (a) any lack of validity or enforceability of any Letter of Credit;

          (b) the existence of any claim, setoff, defense or other right which any Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank or any Lender or any other person in connection with this Agreement or any other transaction;

          (c) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (d) payment by the Issuing Bank or any Lender under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; and

          (e) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

          Without limiting the generality of the foregoing, but subject to the next sentence, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse Letter of Credit disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. It is understood that in making any payment under a Letter of Credit (i) the Issuing Bank's and any Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, not be deemed willful misconduct or gross negligence of the Issuing Bank or any Lender. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

          SECTION 1.034. Payments in Respect of Increased Costs. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or any change in generally accepted accounting principles or regulatory accounting principles applicable to the Issuing Bank or any Lender shall (a) impose, modify or make applicable to the Issuing Bank or any Lender any reserve, special deposit or similar require ment with respect to its obligations under this Article III or the Letters of Credit, (b) impose on the Issuing Bank or any Lender any other condition with respect to its obligations under this Article III or the Letters of Credit, or (c) subject the Issuing Bank or any Lender to any tax (other than (x) taxes imposed on the overall net income of the Issuing Bank or such Lender and (y) franchise taxes imposed on the Issuing Bank or such Lender, in either case by the country or other jurisdiction in which the Issuing Bank or such Lender has its principal office or lending office or by any political subdivision or taxing authority of either thereof), charge, fee, deduction or withholding of any kind whatsoever, and the result of any of the foregoing shall be to increase the cost to the Issuing Bank or such Lender of maintaining any Letter of Credit or making any payment under a Letter of Credit or this Article III or to reduce the amount of principal, interest or any fee or compensation receivable by the Issuing Bank or such Lender in respect of this
Article III or any Letter of Credit, then such additional amount or amounts as will compensate the Issuing Bank or such Lender for such additional costs or reduction shall be paid to the Issuing Bank or such Lender by the Borrowers upon demand. Each Lender agrees to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

          (b) If, after the date of this Agreement, any Lender shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) or any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) then from time to time, each Borrower shall pay to such Lender such additional amount or amounts as will compensate the Issuing Bank or such Lender for such reduction. Each Lender agrees to give notice to the Borrower of any adoption of, change in, or change in interpretation or administration of any such law, rule, regulation or guideline with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

          (c) A certificate of the Issuing Bank or a Lender setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate the Issuing Bank or such Lender as specified in paragraphs (a) and (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Issuing Bank or such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same. The protection of this Section 3.04 shall be available to the Issuing Bank and each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Issuing Bank or any Lender for compensation.

          (d) Failure on the part of any Lender or the Issuing Bank to demand compensation for any increased costs, reduction in amounts received or receivable with respect to any Interest Period or reduction in the rate of return earned on such Lender's capital, shall not constitute a waiver of the Administrative Agent's or such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in rate of return. The protection under this Section 3.04 shall be available to each Lender or the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender or the Issuing Bank for compensation.

          SECTION 1.035. Fees. (a) At the time each Letter of Credit is issued, the Borrower shall pay to the Issuing Bank, in immediately available funds, the Issuing Bank's customary fees and expenses in respect of the issuance, negotiation, transfer and payment of such Letter of Credit.

          (b) The Borrower agrees to pay (i) each Lender, through the Issuing Bank, on the last day of each March, June, September and December and on the Maturity Date, a per annum fee equal to (x) with respect to Letter of Credit Nos. H368846, T231728 and T245256 (the sum of the undrawn amount of which Letters of Credit plus the amount of all unreimbursed drawings under which Letter of Credit shall not exceed $1,800,000), 3/4 of 1% per annum on such Lender's portion of the face amount of such Letter of Credit so long as it remains outstanding, and (y) with respect to all other Letters of Credit, the Applicable Margin in effect on each date for Eurodollar Loans on such Lender's portion of the face amount of the aggregate outstanding Letters of Credit from time to time during the quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date) ending on such date, and (ii) the Issuing Bank, on the last day of each March, June, September and December and on the Maturity Date a fee of 1/8 of 1% per annum on the face amount of each Letter of Credit outstanding from time to time during the quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date) and ending on such date. All fees under this paragraph (b) shall be computed on the basis of the actual number of days elapsed in a year of 365 days.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to each of the Lenders that:

          SECTION 1.041. Organization; Powers. The Borrower and each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Loan Party, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

          SECTION 1.042. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents and the borrowings hereunder (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority which is binding upon the Borrower or any Subsidiary or (C) any provision of the Senior Secured Note Indenture or any other indenture, agreement or instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any Subsidiary other than in favor of the Collateral Agent for the benefit of the Lenders.

          SECTION 1.043. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          SECTION 1.044. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other person, including any material permits, consents and filings required in connection with the Borrower's construction and expansion plans, other than filings required to perfect the security interests of the Collateral Agent on behalf of the Lenders, is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect and except as listed on Schedule 4.04.

          SECTION 1.045. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its consolidated and consolidating balance sheets and statements of income and changes in cash flows (i) as of and for the fiscal year ended September 30, 1996 and 1997 audited by and accompanied by the opinion of Arthur Andersen LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended December 31, 1997 and March 31, 1998 certified by a Financial Officer. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such dates and for such periods.

          (b) The Borrower has hereto furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 1998, giving pro forma effect to the Transactions contemplated to occur on or prior to the Closing Date and the issuance of the Senior Secured Notes.

          (c) Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis subject to normal year-end adjustments.

          SECTION 1.046. No Material Adverse Change. There has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Recourse Subsidiaries, taken as a whole, since September 30, 1997.

          SECTION 1.047.  Title to Properties; Possession Under Leases.  (a)
The Borrower and each of the Recourse Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except for such properties as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.02.

          (b) The Borrower and each of the Recourse Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. The Borrower and each of the Recourse Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

          SECTION 1.048. Subsidiaries. (a) As of the Closing Date, the only Subsidiaries are Bayou (Tennessee) and River Road Realty.

          (b) On and as of the Closing Date the only assets of Bayou (Tennessee) which constitute Collateral are located in Tennessee, Louisiana and Illinois.

          (c) On and as of the Closing Date, River Road Realty has assets consisting of certain pipeline and land in La Place, Louisiana and land in Loudon County, Tennessee.

          SECTION 1.049. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 4.09, there are not any actions, suits, proceedings or investigations at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; none of the matters set forth on Schedule 4.09, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.10. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

          SECTION 4.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 4.13. Use of Proceeds. The Borrower will use the proceeds of the Loans (i) to refinance the Original Credit Agreement and (ii) for general corporate purposes in the ordinary course of business (including working capital and Acquisition Expenditures and Capital Expenditures permitted hereunder).

          SECTION 4.14. Tax Returns. The Borrower and each Subsidiary has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes, including without limitation, franchise taxes, shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 6.03.

          SECTION 4.15. No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

          SECTION 4.16.  Employee Benefit Plans.  Except as set forth in
Schedule 4.16 (which failure to file would not result in liabilities in excess of $250,000), the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

          SECTION 4.17. Environmental and Safety Matters. The Borrower and each Subsidiary complies, and, except with respect to such matters that gave rise to those actions, suits, proceedings or investigations set forth in
Schedule 4.09 and that are also set forth on Schedule 4.17(a), has complied, in all material respects, with all applicable foreign, Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety (collectively, "Environmental Laws"). Neither the Borrower nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such notice could reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries reasonably believe that they will be able to continue to comply with all applicable Environmental Laws, and renew or obtain all permits necessary under the Environmental Laws, except for such compliance or permits the absence of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Environmental Law in a manner that could reasonably be expected to result, individually or together with other such management, in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has assumed, by contract or, to the best of its knowledge, by operation of law, any liability, including contingent liability, under any Environmental Law, except as set forth on
Schedule 4.17(b). The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.18. Security Agreement. The security interests created in favor of the Collateral Agent for the benefit of the Lenders under the Security Agreement constitute a first priority perfected security interest in the Collateral (as defined in the Security Agreement).

          SECTION 4.19. Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          SECTION 4.20. Labor Matters. There are no strikes pending or threatened against the Borrower or any of its Subsidiaries. The hours worked and payments made to the Borrower or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which the Borrower or any Subsidiary (or any predecessor) is bound.

          SECTION 4.21. Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not have a Material Adverse Effect (the "Intellectual Property").
No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect.

          SECTION 4.22. Year 2000 Compliance. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's or its Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's or its Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999. The cost to the Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in an Event of Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower and its Subsidiaries to conduct their business without a Material Adverse Effect.

ARTICLE V.  CONDITIONS OF LENDING

          The obligations of the Lenders to make Loans and to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

          SECTION 1.051. All Borrowings. On the date of each Borrowing, including each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.02(e):

          (a) The Administrative Agent shall have received a notice of such borrowing as required by Section 2.03.

          (b) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) Each Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

          (d) At the time of such Borrowing the Borrower shall deliver to the Administrative Agent (i) a certificate dated the date of such Borrowing and signed by a Financial Officer of the Borrower, confirming (A) compliance with the conditions precedent set forth in paragraphs (b) and (c) of this
     Section 5.01; and (B) to the best knowledge of the Borrower after due inquiry, that the Borrowing Base on such date is equal to or greater than the sum of (x) the amount of the Loans to be made on such date, (y) the aggregate principal amount of Loans then outstanding and (z) the Letter of Credit Exposure on such date (the sum of (x), (y) and (z) being herein referred to as the "Aggregate Amount") and (ii) in the event that it shall not have been delivered previously to the Administrative Agent, a Borrowing Base Certificate computing the Borrowing Base as of the most recent

     Determination Date (and the Borrowing Base as of such Determination Date shall be equal to or greater than the Aggregate Amount).

           SECTION 1.052.  First Borrowing.  On the Closing Date:

          (a) The Administrative Agent shall have received the favorable written opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, special Louisiana counsel, dated the Closing Date and addressed to the Lenders, in the form of Exhibit D hereto and any such other legal opinions as may be reasonably requested by the Administrative Agent.

          (b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders and their counsel.

          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the borrowings under such Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and
     (D) as to the incumbency and specimen signature of each officer or representative executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as any Lender or its respective counsel may reasonably request.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
     (b) and (c) of Section 5.01.

          (e) All Loan Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

          (f) The Lenders shall have received from the Borrower all financing statements and other filings necessary to create a first priority perfected security interest in the Collateral, which financing statements and other filings shall be fully executed by a duly authorized representative of the Borrower or the other relevant Loan Party and in a form immediately acceptable to all necessary filing offices, and upon filing with such offices, together with the payment of all fees and taxes in connection therewith, shall create such a perfected security interest.

          (g) On the Closing Date, all Loans and other amounts outstanding under the Original Credit Agreement shall be repaid in full and the Original Credit Agreement shall be amended and restated hereby; provided that Scheduled Letters of Credit shall remain outstanding as contemplated by Section 3.01.

          (h) On the Closing Date, all Loans and other amounts outstanding under the Term Loan Agreement shall be repaid in full, the Term Loan Agreement shall be terminated and all collateral security provided in respect of the Term Loan Agreement shall be released.

          (i) On the Closing Date, all notes and other amounts outstanding under the First Mortgage Indenture shall be repaid in full, the First Mortgage Indenture shall be terminated and all collateral security provided in respect of the First Mortgage Indenture shall be released.

          (j) The Borrower shall have received at least $110,000,000 in gross cash proceeds from the issuance of the Senior Secured Notes. All documents, instruments and other matters relating to the issuance of the Senior Secured Notes shall be satisfactory to the Lenders in all respects.

          (k) The Lenders shall be reasonably satisfied with each of the other documents relating to the Transactions and the transactions contemplated hereby and thereby.

          (l) The Administrative Agent shall have received evidence, satisfactory to the Administrative Agent that the only existing intercompany Indebtedness shall be between the Borrower and Bayou (Tennessee).

          (m) All material governmental and third party approvals and filings (including, without limitation, landlords' and other consents) necessary in connection with the Transactions, the financing contemplated hereby and others material to the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained or made, as applicable, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

          (n) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by
     Section 7.02 or liens to be discharged on or prior to the Closing Date.

          (o) The Borrower shall have paid to the Administrative Agent all fees due on or prior to the Closing Date to the Administrative Agent and the Lenders hereunder.

ARTICLE VI.  AFFIRMATIVE COVENANTS

          The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each Recourse Subsidiary (and where indicated, each Subsidiary) to:

          SECTION 1.061. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 7.05.

          (b) In the case of the Borrower and each of the Subsidiaries, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply, and to the extent reasonably possible ensure that any tenants or subtenants comply, in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, the failure to comply with which could reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; and ensure to the extent reasonably possible that any tenants or subtenants do not cause or contribute to any condition, including environmental pollution or contamination or employee health or safety, that alone or together with other such conditions could reasonably be expected to result in a Material Adverse Effect.

          SECTION 1.062. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

          SECTION 1.063. Obligations and Taxes. In the case of each Loan Party and, with respect to taxes, assessments and governmental charges or levies, each of the other Subsidiaries, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings or where the failure to pay such tax, assessment, charge, levy or claim would not (a) have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Recourse Subsidiaries taken as a whole or (b) result in the imposition of any Lien securing a material amount in favor of any party entitling such party to priority of payment over the Lenders, and the Borrower shall have set aside on its books adequate reserves with respect thereto.

          SECTION 1.064. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

          (a) within 120 days after the end of each fiscal year, its consolidated and consolidating (which shall include the Non-Recourse Subsidiaries) balance sheets and related statements of income and changes in cash flows, showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Arthur Andersen or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheets (which shall include the Non-Recourse Subsidiaries) and related statements of income and changes in cash flows, showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments;

          (c) within 15 Business Days after the last day of each fiscal month (each such last day being called a "Determination Date"), (i) a Borrowing Base Certificate setting forth the Borrowing Base as of such Determination Date and (ii) a certificate of a Financial Officer setting forth in reasonable detail the amounts and types of Inventory and Accounts of the Borrower and its Subsidiaries as of such Determination Date and an aging of the Accounts; provided, however, that the Determination Date shall be the last day of each fiscal quarter, and the foregoing certificates shall be required only on a quarterly basis, as long as the aggregate amount of all Loans or Letters of Credit outstanding on the date that would otherwise be the Determination Date is less than $3,000,000; provided, further, that, if the Borrower desires to request a Borrowing or the issuance of a Letter of Credit at a time when the foregoing certificates would have been required as of a more recent date but have not been delivered because of the foregoing proviso, then the foregoing certificates shall be delivered without regard to the foregoing proviso as a condition to such Borrowing or issuance;

          (d) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the Financial Officer (i) certifying such statements, (ii) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and, (iii) setting forth computations in reasonable detail satisfactory to the Administrative Agent
     (x) demonstrating compliance with the covenants contained in Sections 7.09, 7.10, 7.13, 7.14 and 7.15 hereof and (y) setting forth the Leverage Ratio as of the last day of such fiscal quarter or fiscal year, as the case may be;

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

          (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidi ary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

          (g) prior to entering into any commitment to acquire any ownership or leasehold interest with a fair market value not less than $5,000,000 in real property, an assessment, in form and substance reasonably acceptable to the Administrative Agent, of the environmental compliance and liability issues associated with such real property.

          SECTION 1.065. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

          (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

          SECTION 1.066. ERISA. (a) In the case of the Borrower and each Subsidiary, comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $2,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

          SECTION 1.067. Maintaining Records; Access to Properties and Inspections. In the case of the Borrower and each Subsidiary, maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender, upon reasonable prior notice and at reasonable times, to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor (with a representative of the Borrower present if the Borrower is not in default), and permit the Administrative Agent, or any representatives of the Administrative Agent, to conduct, not more than once during any fiscal year, an audit of the Collateral and the Borrowing Base on behalf of the Lenders provided that such audit may be conducted more frequently at the request of the Required Lenders and as often as requested upon the occurrence and during the continuance of a Default or an Event of Default.

          SECTION 1.068. Use of Proceeds. Use (i) the proceeds of the Loans and (ii) the Letters of Credit only for the purposes set forth in Section 4.13.

          SECTION 1.069. Environmental Matters. (a)(i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to adversely affect the Borrower. For purposes of this Section 6.09(a), noncompliance by the Borrower with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect or materially and adversely affect the value of the property which is the subject of such noncompliance, taken as a whole.

          (b) Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect and does not materially and adversely affect the value of the property which is the subject of such noncompliance, taken as a whole.

          (c) Maintain, periodically review, update, and implement in all material respects, a program to identify and promote compliance with and to minimize prudently any liabilities or potential liabilities under any Environmental Law that may affect Borrower or any of its Subsidiaries, including without limitation compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage, and use of hazardous materials; waste disposal; species protection; repair, maintenance and improvement of properties; employee health and safety; and record keeping (the "Environmental Program"). The Environmental Program shall be reviewed from time to time (at least annually) by a reputable independent environmental consultant reasonably acceptable to the Administrative Agent.

          SECTION 6.10. Fiscal Year-End. Cause its fiscal year-end to be September 30, in each year.

          SECTION 6.11. Further Assurances. Execute any and all further documents and take all further actions which may be required under applicable law, or which the Administrative Agent may reasonably request on behalf of the Required Lenders, (i) to grant, preserve, protect and perfect the first priority security interest in the Collateral created by the Security Agreement and (ii) maintain the guarantee under the Subsidiary Guarantee with respect to any Recourse Subsidiary in full force and effect, including for Recourse Subsidiaries acquired hereafter.

          SECTION 6.12. Landlord's Waiver and Consent. Obtain a Landlord's Waiver and Consent in the form of Exhibit E (the "Landlord's Waiver and Consent") in respect of the Collateral (as defined in the Security Agreement) located at properties of the Borrower or its Subsidiaries in which such persons have a valid leasehold interest or at warehouses in which Inventory of the Borrower is stored.

          SECTION 6.13. Additional Collateral. (a) It is the intention of the parties hereto that the obligations of the Borrower and Bayou (Tennessee) under the Loan Documents and guarantees thereof be secured by a perfected first priority security interest in the Inventory and Accounts of the Borrower and Bayou (Tennessee). Accordingly, with respect to assets acquired after the Closing Date that are intended to be subject to the Lien created by the Security Agreement but which are not so subject, the Borrower and Bayou (Tennessee) shall, from time to time (and, in any event, within 30 days after the reasonable request by the Administrative Agent to do so), (A) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on such assets, (B) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable requirements of law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (A) and (B) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (b) With respect to any Person that, subsequent to the Closing Date, becomes a domestic Recourse Subsidiary of the Borrower, promptly upon the request of the Administrative Agent: (i) cause such new Subsidiary to become a party to the Subsidiary Guarantee, pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clause (i) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          SECTION 6.14. Compliance with Year 2000. Do or cause to be done all things necessary to (i) insure that any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999.

          SECTION 6.15. Preferred Stock. Within 90 days following the Closing Date, the Preferred Stock shall have been redeemed in accordance with its terms and the Preferred Stock Documents shall be terminated and all obligations of the Borrower and its Subsidiaries with respect to the Preferred Stock Documents shall have been satisfied.

          SECTION 6.16. Collateral Examination. Within 90 days following the Closing Date, permit a collateral examination to be completed by the Administrative Agent with respect to the Accounts and Inventory of the Borrower and Bayou (Tennessee).

          SECTION 6.17. Tennessee Collateral. At any time when the aggregate fair market value of the Inventory and Accounts of Bayou (Tennessee) located in Tennessee exceeds $15,000,000, provide notice to the Administrative Agent and execute such documents and instruments (including, without limitation UCC financing statements), pay all applicable recording taxes and filing fees and procure all legal opinions, in each case, as may be reasonably requested by the Administrative Agent, to ensure that the Administrative Agent maintains a fully perfected first priority security interest in such Inventory and Accounts.

ARTICLE VII.  NEGATIVE COVENANTS

          The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any Recourse Subsidiary (and where indicated each Subsidiary) to:

          SECTION 1.071. Indebtedness. In the case of the Borrower and each Subsidiary, incur, create, assume or permit to exist any Indebtedness except:

          (a) Indebtedness of the Borrower and its Recourse Subsidiaries for borrowed money or otherwise existing on the date hereof and set forth in
Schedule 7.01, but not any extensions, renewals, refinancings or replacements of such Indebtedness;

          (b) Indebtedness represented by the Notes and all other Indebtedness incurred hereunder;

          (c) Indebtedness of the Borrower and its Recourse Subsidiaries incurred pursuant to Capital Lease Obligations in an aggregate amount not to exceed $5,000,000 outstanding at any time;

          (d) additional Indebtedness of the Borrower in an aggregate amount not to exceed $15,000,000 outstanding at any time;

          (e) Non-Recourse Indebtedness incurred by Non-Recourse Subsidiaries;

          (f) Indebtedness secured by purchase money security interests permitted by Section 7.02(i) hereof;

          (g) Indebtedness secured by Industrial Development Bonds permitted by
Section 7.02(n) hereof;

          (h) Indebtedness of the Borrower in respect of the Senior Secured Notes issued on the Closing Date; provided, that the aggregate gross proceeds thereof do not exceed $110,000,000; and

          (i) Indebtedness of the Borrower in respect of Senior Secured Notes issued after the Closing Date pursuant to the terms of the Senior Secured Note Indenture; provided, that the aggregate gross proceeds of all such subsequent issues do not exceed $15,000,000 (collectively, the "Add-On Public Debt").

          SECTION 1.072. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 7.02; provided that, except as provided in clause (l) below, such Liens shall secure only those obligations which they secure on the date hereof and may not be reinstated if released at any time by the secured party;

          (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Recourse Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

          (c) Liens for taxes not yet due or which are being contested in compliance with Section 6.03;

          (d) carriers', warehousemen's, mechanic's, vendor's, lessor's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations which are not due or which are being contested in connection with Section 6.03;

          (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (f) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations which are not permitted by paragraph (k) of this Section 7.02), statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) zoning restrictions, servitudes, easements, licenses, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (h) Liens created in favor of the Collateral Agent for the benefit of the Lenders pursuant to the Security Agreement;

          (i) Liens on property hereafter acquired existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Indebtedness incurred prior to, at the time of or within six months after, the acquisition of such property or completion of such construction for the purpose of financing all or any part of the purchase price or the construction cost thereof; provided, however, that no such Lien shall extend to or cover any property or asset other than the property so acquired or constructed and fixed improvements thereon;

          (j) Liens on any Inventory consigned to the Borrower by others;

          (k) Liens securing Indebtedness incurred pursuant to Capital Lease Obligations; provided that such security interest secures Indebtedness permitted by Section 7.01(c) hereof;

          (l) Liens securing Non-Recourse Indebtedness incurred by Non-Recourse Subsidiaries;

          (m) Liens securing Indebtedness that constitutes an extension, rearrangement, renewal or refunding (or any successive extension, rearrangement, renewal or refunding) in whole or in part of Indebtedness secured by any Lien referred to in clauses (a) through (l) above (hereinafter referred to as a "Prior Lien"), if limited to the same property (plus additions, extensions, improvements, repairs, replacements and rebuildings) subject to, and securing no more Indebtedness than the amount secured by, the Prior Lien;

          (n) Liens securing Indebtedness which (i) has an aggregate principal amount not in excess of $10,000,000 and (ii) is incurred in connection with Industrial Development Bonds (including Pollution Control Bonds) as such terms are defined in the Code;

          (o) Liens on assets of the Borrower and its Subsidiaries in favor of the holders of the Senior Secured Notes issued under the Senior Secured
     Note Indenture; and

          (p) Liens on real property of the Borrower and its Subsidiaries to the extent such Liens are permitted under the Senior Secured Note Indenture.

          SECTION 1.073. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          SECTION 1.074. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any Investment or any other interest in, any other person, except Permitted Investments.

          SECTION 1.075. Mergers, Consolidations and Sales of Assets. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, enter into any transaction of amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its business or assets (whether now owned or hereafter acquired) or any capital stock of any Recourse Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or make any material change in the method by which it conducts business, except that (a) the Borrower and any Recourse Subsidiary may purchase and sell inventory, sell used and surplus equipment, sell any one of the three warehouses it owns and sell real property owned by River Road Realty which is not collateral for the Senior Secured Notes, in each case, in the ordinary course of business, (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Recourse Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any wholly owned Recourse Subsidiary may merge into or consolidate with any other wholly owned Recourse Subsidiary in a transaction in which the surviving entity is a wholly owned Recourse Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration, (c) another person may merge into or consolidate with the Borrower if (i) the Borrower is the surviving entity, (ii) the Required Lenders consent to such merger or consolidation, (iii) at the time thereof and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing and (iv) at the time thereof and immediately after giving effect thereto the

Borrower is in compliance with the provisions of Articles IV, VI and VII hereof and two Financial Officers of the Borrower provide certificates of compliance therewith to the Lenders, and (d) the Borrower may make Acquisition Expenditures in accordance with Section 7.10 hereof.

          SECTION 1.076. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock (or any warrants or options with respect thereto) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of its capital stock (or any warrants or options with respect thereto) or set aside any amount for any such purpose unless, after giving effect to any such transaction, the Consolidated Tangible Net Worth of the Borrower exceeds $63,000,000 plus 50% of the Borrower's Consolidated Net Income from the Closing Date (but excluding any fiscal quarter (or portion thereby) for which Consolidated Net Income is negative) and at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, however, such dividends, distributions, redemptions, purchases, retirements, acquisitions or settings aside shall not in the aggregate for any given fiscal year exceed 50% of the Borrower's Consolidated Net Income for the immediately preceding fiscal year.

          Notwithstanding the provisions set forth in this Section 7.06, any Subsidiary may declare and pay dividends or make other distributions to the Borrower.

          SECTION 1.077. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets of, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Recourse Subsidiary may engage in any of the foregoing transactions with persons in the ordinary course of business at prices and on terms and conditions materially not less favorable to the Borrower or such Recourse Subsidiary than could be obtained on an arm's-length basis from an unrelated third party; provided, however, that the foregoing shall not restrict Investments by the Borrower or a Subsidiary in a Subsidiary of the Borrower to the extent permitted by Section 7.04 hereof; provided, further, that the foregoing shall not restrict the performance of the Loan Documents.

          SECTION 1.078.  Business of Borrower and Recourse Subsidiaries.
Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

          SECTION 1.079. Capital Expenditures. Incur Capital Expenditures in any fiscal year in an aggregate amount in excess of (i) 125% of Budgeted Capital

Expenditures for such year plus (ii) the excess, if any, of the aggregate amount of Capital Expenditures that would have been permitted in the immediately preceding two fiscal years based solely on clause (i) above over the amount of Capital Expenditures actually incurred during such immediately preceding two fiscal years, provided that the amount determined pursuant to this clause (ii) for any fiscal year shall not exceed $15,000,000; provided that in addition to the amounts set forth above the Borrower may incur Capital Expenditures in an aggregate amount not to exceed $25,000,000 to finance the upgrade of the major furnace at the Borrower's La Place, Louisiana facility (the "Furnace Upgrade"), so long as (i) after giving effect to any Capital Expenditure used to finance the Furnace Upgrade the amount available to be borrowed under this Agreement shall exceed $25,000,000 and (ii) prior to making any such Capital Expenditure the Borrower provides to the Administrative Agent evidence (including supporting calculations) which demonstrates pro forma compliance with the covenants contained in Sections 7.12, 7.13 and 7.14 both before and after giving effect to such Capital Expenditure.

          SECTION 7.10. Acquisition Expenditures. Only the Borrower can make Acquisition Expenditures, such Acquisition Expenditures to be funded with (a) 100% of the proceeds from equity offerings of the Borrower after the Closing Date, (b) 100% of the Add-On Public Debt, (c) up to $15,000,000 of the Loans at any one time, (d) up to and including 50% of cumulative Consolidated Net Income from and including the Closing Date to and including the last day of the most recently ended fiscal quarter of the Borrower and (e) 50% of the Unencumbered Cash as of the Closing Date, minus the aggregate amount which has been expended on or prior to the date of making such Acquisition Expenditure for the Furnace Upgrade; provided, that the amount referred to in the foregoing clause (e) shall only be available for Acquisition Expenditures made on or prior to the date which is one year from the Closing Date.

          SECTION 7.11. Optional Payments and Modifications of Senior Secured Notes. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Secured Notes (other than scheduled interest payments required to be made in cash), unless, after giving effect to any such transaction, the Consolidated Tangible Net Worth of the Borrower exceeds $63,000,000 plus 50% of the Borrower's Consolidated Net Income from the Closing Date (but excluding any fiscal quarter (or portion thereby) for which Consolidated Net Income is negative) and at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, however, such payments, prepayments, repurchases and redemptions shall not in the aggregate for any given fiscal year exceed 50% of the Borrower's Consolidated Net Income for the immediately preceding fiscal year or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Secured Notes (other than any such amendment, modification, waiver or other change that (x)(i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee) or (y) is administrative or corrective in nature and is not adverse to the interests of the Lenders).

          SECTION 7.12. Minimum Tangible Net Worth. In the case of the Borrower and its Recourse Subsidiaries, permit Tangible Net Worth, computed on a Consolidated basis, at any time to be less than the sum of (i) $58,900,000 plus
(ii) 50% of Net Income from March 31, 1998 to the date of any computation of Tangible Net Worth (but excluding any fiscal quarter (or portion thereof) for which Net Income is negative) plus (iii) 100% of the proceeds from equity offerings of the Borrower after the Closing Date and up to the date of any computation of Tangible Net Worth minus (iv) any deferred financing costs in connection with the issuance of the Add-On Public Debt.

          SECTION 7.13. Debt to Capitalization. In the case of the Borrower and its Recourse Subsidiaries, permit the ratio (the "Debt to Cap Ratio") of (a) amounts outstanding under this Agreement plus total long-term Funded Indebtedness of the Borrower and its Subsidiaries, computed on a Consolidated basis, less Unencumbered Cash owned and held by or on behalf of the Borrower to
(b) Capitalization, computed in each case on a Consolidated basis, at any time to exceed .700 to 1.00; provided, that upon the issuance of any of the Add-On Public Debt, the Borrower and its Recourse Subsidiaries shall not permit the Debt to Cap Ratio, at any time during each of the periods specified below to exceed the ratio specified below for such period:

                      Date                           Ratio
                     ------                          -----

     Date of Issuance of Add-On Public Debt -
     December 31, 1999                            0.750 to 1.00
     January 1, 2000 - June 30, 2001              0.735 to 1.00
     July 1, 2001 - June 30, 2002                 0.720 to 1.00
     July 1, 2002 and thereafter                  0.700 to 1.00

          SECTION 7.14. Interest Expense Coverage Ratio. In the case of the Borrower and its Recourse Subsidiaries, fail to maintain a ratio of Consolidated EBITDA to Consolidated Fixed Charges ("Interest Expense Coverage Ratio") for any period of four consecutive fiscal quarters ending on any date equal to or greater than the Interest Expense Coverage Ratio specified below opposite the Aggregate Outstanding Extensions of Credit at such date of determination:

          Outstanding                                        Ratio
          -----------                                        -----

     Less than $10,000,000                                1.50 to 1.00
     At least $10,000,000, but less than $15,000,000      1.60 to 1.00
     At least $15,000,000, but less than $25,000,000      1.70 to 1.00
     At least $25,000,000, and up to $50,000,000          1.90 to 1.00

ARTICLE VIII.  EVENTS OF DEFAULT

          In case of the happening of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder or in any Borrowing Base Certificate delivered pursuant to Section 6.04(c), or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or default shall be made in the due and punctual reimbursement of any drawing under any Letter of Credit, when and as the same shall become due and payable and such default shall continue unremedied for a period of three days;

          (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three days;

          (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 6.01(a);

          (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Article VI, other than as specified in (d) above, and such default shall continue unremedied for a period of 30 days; provided, however, that if the Administrative Agent has actual knowledge of the occurrence of a default specified in this paragraph (e) and the Borrower does not have knowledge of such occurrence, the 30-day period shall begin on the date on which the Administrative Agent sends notice of such default to the Borrower;

          (f) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in

     Article VII, and such default shall continue unremedied for a period of 30 days; provided, however, that if the Administrative Agent has actual knowledge of the occurrence of a default specified in this paragraph (f) and the Borrower does not have knowledge of such occurrence, the 30 day period shall begin on the date on which the Administrative Agent sends notice of such default to the Borrower;

          (g) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c), (d), (e) or (f) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

          (h) the Borrower or any Recourse Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, in any principal amount, when and as the same shall become due and payable and after giving effect to applicable grace periods, or
     (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity and after giving effect to applicable grace periods;

          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days; provided, however, that this provision shall not apply to a Non-Recourse Subsidiary unless such action or proceeding materially adversely affects the interests of the Borrower or a Recourse Subsidiary;

          (j) the Borrower or any Subsidiary (other than a Non-Recourse Subsidiary unless such action or proceeding materially adversely affects the interests of the Borrower or a Recourse Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 (after giving effect to reimbursement by insurance carriers) shall be rendered against the Borrower, any Recourse Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Recourse Subsidiary to enforce any such judgment;

          (l) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $2,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 6.06, the Administrative Agent shall have notified the Borrower in writing that
     (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a Lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

          (m) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and
     (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $2,000,000 or requires payments exceeding $1,000,000 in any year;

          (n) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000;

          (o) there shall have occurred a Change in Control or a Specified Change of Control; or

          (p) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert in writing or
     (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) demand that the Borrower provide to the Lenders, and the Borrower upon such demand agrees to provide, cash collateral in an amount equal to the aggregate Letter of Credit Exposure then existing, such cash collateral to be deposited in a special cash collateral account to be held by the Administrative Agent for the benefit of the Lenders and (iii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower or any Recourse Subsidiary described in paragraph (i) or (j) above, the

Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower shall be deemed to grant at such time to the Administrative Agent, for the benefit of the Issuing Bank and Lenders, a security interest in such cash collateral (such cash to be held in an interest-bearing account) to secure all obligations of the Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank and the Lenders, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon and there shall be no Letter of Credit Exposure and all other obligations of the Borrower hereunder and under the Notes and the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account (including interest thereon, if any) shall be returned to the Borrower.

ARTICLE IX.  THE ADMINISTRATIVE AGENT

          In order to expedite the transactions contemplated by this Agreement, Chase is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders, and each subsequent holder of any Note by its acceptance thereof, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder and under the other Loan Documents, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

          Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Documents or other instruments or agreements. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Note. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Loan Documents unless it shall be requested in writing to do so by the Required Lenders (or when expressly required hereby, all the Lenders).

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor which successor Administrative Agent shall be acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a lender with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such lender. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor lender, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          With respect to the Loans made by it hereunder, the Notes issued to it and any Letter of Credit issued by it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

          Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower (including, without limitation, at any time following the payment of the Notes); provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this paragraph from any payment made by it to such Lender hereunder.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

          The terms and conditions set forth in this Article IX shall apply mutatis mutandis to the Administrative Agent in its capacity as Collateral Agent under the Security Agreement.

ARTICLE X.  MISCELLANEOUS

          SECTION 1.101. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by telecopy, hand or overnight courier service, or mailed, as follows:

          (a) if to the Borrower, to it at River Road, La Place, Louisiana 70068, Attention of Richard J. Gonzalez (Telecopy No. 504-652-0472), with a copy to 2777 Stemmons Freeway, Suite 1800, Dallas, Texas 75207, Attention of Howard M. Meyers (Telecopy No. 214-631-6146);

          (b) if to Bayou (Tennessee), to it at River Road, La Place, Louisiana 70068, Attention of Richard J. Gonzalez (Telecopy No. 504-652-0472), with a copy to 2777 Stemmons Freeway, Suite 1800, Dallas, Texas 75207, Attention of Howard M. Meyers (Telecopy No. 214-631-6146);

          (c) if to the Administrative Agent, to it at 1 Chase Manhattan Plaza (8th Floor) New York, NY 10081, Attention of Muniram Appana (Telecopy No. 212-552-7490) with copies to it at 270 Park Avenue (23rd Floor) New York, NY 10017, Attention of Paul Pacchiana and James Ramage (Telecopy No. 212-270-4624); and

          (d) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement and the other Loan Documents shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01 provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.03 and 3.02 shall not be effective until received.

          SECTION 1.102. Survival of Agreement. All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, and the execution and delivery to the Lenders of the Notes evidencing such Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

          SECTION 1.103. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent and the Borrower shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

          SECTION 1.104. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance in the form of Exhibit F hereto, together with the Note or Notes subject to such assignment and a processing and recordation fee of $4,000 (which recordation fee shall be paid by a person other than the Borrower). Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof,
(A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuine ness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 6.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are re quired to be performed by it as a Lender.

          (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice and copies shall be made available to the Borrower upon request.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with the Note or Notes subject to such assignment, the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower to such assignment, the Administrative Agent shall (subject to the consent of the Administrative Agent to such assignment, if required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a new Note to the order of such assigning Lender in a principal amount equal to the applicable Commitment retained by it. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note; such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit A hereto. Canceled Notes shall be returned to the Borrower.

          (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more Lenders or other financial institutions in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating lenders or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections
2.11 and 2.13 to the same extent that the Lender from which such participating lender or other entity acquired its participation would be entitled to the benefit of such cost protection provisions, and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and their right to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any Fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to either Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Loan Parties received from such Lender.

          (h) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

          (i) The Borrower shall not assign or delegate any of its rights or duties hereunder.

          SECTION 1.105. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank and their Affiliates in connection with the preparation of this Agreement, the Letters of Credit and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement, the Letters of Credit and the other Loan Documents or in connection with the Loans made or the Notes issued hereunder, including the reasonable fees and disbursements of Simpson Thacher & Bartlett, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the reasonable fees and disbursements of any other counsel for the Administrative Agent, the Issuing Bank or any Lender. The Borrower further agrees that it shall indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement, the Letters of Credit or any of the other Loan Documents.

          (b) The Borrower agrees to indemnify the Administrative Agent, the Issuing Bank and each Lender and its respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, actions, penalties, judgments, suits, costs and related expenses or disbursements, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, the Letters of Credit or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) the noncompliance or asserted noncompliance with, or liability or asserted liability under, any Environmental Law that is asserted to be applicable to the Borrower or any Subsidiary, or to any property owned or operated by any of them; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such indemnified party's losses are the result of any unexcused breach by an indemnified party of its obligations under this Agreement or any other Loan Document or the result of the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and hereby waives, and shall cause each of its Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them now or hereafter may have by statute or otherwise against any Indemnitee.

          (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, the Letters of Credit or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

          SECTION 1.106. Right of Setoff. If an Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative

Agent to declare the Loans immediately due and payable pursuant to Article VIII, such Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 1.107. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 1.108. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on either Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

          (b) Neither this Agreement, any provision hereof nor any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Loan Party and the Required Lenders; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or change the rate of interest on any Loan, without the prior written consent of each Lender, or

(ii) change the Commitment or Commitment Fees of any Lender without the prior written consent of such Lender, the provisions of this Section or the definitions of "Borrowing Base" or "Required Lenders" or release at any time from the security interest created by the Security Agreement any of the Collateral in excess of 10% in the aggregate of the book value of the Collateral at such time (other than as permitted under Section 7.05), in any such case, without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender and each holder of a Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

          SECTION 1.109. Interest Rate Limitation. Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any Loan Document or in any other document executed in connection herewith or therewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Note held by such Lender, as the case may be, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

          SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

          SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

          SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.16. Confidentiality. The Administrative Agent and the Lenders agree to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the Loan Parties furnished to the Administrative Agent or any Lender, including, without limitation, cost, market sales and consumption information (the "Information"). Notwithstanding the foregoing, the Administrative Agent and each Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives as need to know such Information in connection with its participation in any of the Transactions or the administration of this Agreement; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a breach of this Agreement, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Borrower or Subsidiary or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Borrower or a Subsidiary; (iv) to the extent the Borrower or a Subsidiary shall have consented to such disclosure in writing, (v) in connection with the sale of any Collateral pursuant to the provisions of the Security Agreement or (vi) as necessary in connection with an assignment or participation contemplated by Sections 10.04(b) and 10.04(f) hereof.

          IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                      BAYOU STEEL CORPORATION


                                      By: /s/ Richard J. Gonzalez
                                          -----------------------
                                          Title: Vice President and CEO


                                      THE CHASE MANHATTAN BANK, as
                                      Administrative Agent and as a Lender


                                      By: /s/ James H. Ramage
                                          -----------------------
                                          Title: Vice President

                                      ING (U.S.) CAPITAL CORPORATION


                                      By: __________________________
                                          Title:

                                      WELLS FARGO BANK (TEXAS) N.A.


                                      By: /s/ Nipul V. Patel
                                          -----------------------
                                          Title: Assistant Vice President

                                      HIBERNIA NATIONAL BANK


                                      By: /s/ William P. Herrington
                                          -------------------------
                                          Title: Senior Vice President